Exhibit 99.1

General Cannabis Corporation Launches Chiefton Design

DENVER, Jan. 11, 2016 (GLOBE NEWSWIRE) -- Chiefton Supply Co. (Chiefton), a wholly owned subsidiary of General Cannabis Corporation (OTCQB: CANN), announces the official release of their cannabis design agency website, www.chieftondesign.com. Since inception, Chiefton has built a name for themselves through innovative cannabis graphic design and branding. Initially focusing on the development of their apparel line, they realized the opportunity to provide similar services to fellow organizations within the industry.

Throughout the 4th quarter of 2015, Chiefton supplied numerous clients with high-level design and branding services. From grow stores and dispensaries to wholesale marijuana companies, Chiefton has already helped several cannabis organizations reframe their brand image. Led by Creative Director, Bryan Dehaven, Chiefton stands ready to tackle new, larger projects in 2016. “Making Chiefton Design official was something we had planned since the beginning,” said Bryan. “We are passionate about bringing a fresh look to the cannabis industry and get excited about working with clients who share that goal.”

“Companies approach us to add depth in their brand image and to connect more with their customers,” said Jacob Kulchin, Chiefton’s Managing Director. “Our flexible internal structure, industry connections and professional design practices combine to provide our clients with top notch work at affordable rates.” See more at www.Chieftondesign.com.

ABOUT CHIEFTON SUPPLY CO.

Chiefton is an apparel and design company based out of Denver Colorado. We specialize in innovative cannabis graphic design and branding. Whether it’s developing a branding and apparel package for another organization or producing Chiefton garments, our commitment to original art is what drives us forward.

ABOUT GENERAL CANNABIS CORPORATION

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

We will continue to integrate partner companies in order to provide a full suite of capabilities for our customers as the regulated cannabis industry continues to expand. For more information, please visit www.generalcann.com.